Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES BY BRADLEY & DAYTONA AND ALEXANDER KACHMAR SINCE MAY 26, 2026

			Average	Trading Range of
	Date of	Securities	Price Per	Transactions
Transaction Description	Transaction	Purchased*	Share**	Min	Max
Purchase of Series A Preferred Stock	5/27/2026	60	$7.96	$7.62	$8.30
Purchase of Series A Preferred Stock	5/29/2026	204	$9.75	$9.00	$10.50
Purchase of Series A Preferred Stock	6/1/2026	117	$9.62	$9.50	$9.74
Purchase of Series A Preferred Stock	6/2/2026	147	$9.77	$9.40	$10.14
Purchase of Series A Preferred Stock	6/3/2026	43	$9.80	$9.69	$9.90
Purchase of Series A Preferred Stock	6/4/2026	72	$10.00	$9.59	$10.40
Purchase of Series A Preferred Stock	6/5/2026	231	$10.07	$9.73	$10.40
Purchase of Series A Preferred Stock	6/8/2026	71	$9.50	$9.50	$9.50
Purchase of Series A Preferred Stock	6/9/2026	20	$9.90	$9.90	$9.90
Purchase of Series A Preferred Stock	6/10/2026	30	$10.15	$10.15	$10.15
Purchase of Series A Preferred Stock	6/11/2026	270	$9.63	$8.95	$10.30
Purchase of Series A Preferred Stock	6/12/2026	102	$10.25	$10.00	$10.50

*Represents transactions made on the open market by the Reporting Persons.

**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.